UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 27, 2006

On Assignment, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-20540	95-4023433
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

26651 West Agoura Road, Calabasas, California	91302
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (818) 878-7900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Agreement

On February 27, 2006, the Compensation Committee of On Assignment, Inc. (the “Company”) established performance goals and objectives for 2006 under the Company’s Executive Incentive Compensation Plan (the “EIC Plan”) for Peter Dameris, Chief Executive Officer; Michael Holtzman, Chief Financial Officer; Shawn Mohr, President of Healthcare; Emmet McGrath, President of Lab Support; and Michael Payne Senior Vice President, Shared Services and Chief Information Officer.  Under the EIC Plan, the Company’s executive officers may earn cash bonus compensation based upon the achievement of specified objectives relating to the Company and to each individual participant.  Each EIC Plan participant may be eligible to receive a target bonus (the “Target Bonus”) and a maximum bonus (the “Maximum Bonus”) calculated by multiplying the participant’s base salary by a percentage value assigned to such participant.  The Compensation Committee, which administers the EIC Plan, establishes the performance goals and objectives for the EIC Plan at the beginning of each fiscal year.

Under the EIC Plan, for 2006, Mr. Dameris is eligible for a Target Bonus of up to 60% of his annual base salary and a Maximum Bonus of up to an additional 60% of his annual salary; each of Messrs. Holtzman, Mohr, and McGrath is eligible for a Target Bonus of up to 50% of his annual base salary and a Maximum Bonus of up to an additional 50% of his annual base salary; and Mr. Payne is entitled to a Target Bonus of up to 35% of his annual base salary and no Maximum Bonus.  Target and Maximum Bonuses under the EIC Plan for Messrs. Dameris and Holtzman will be based on the Company’s performance in 2006 in respect of (a) revenue and (b) adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”). Target and Maximum Bonuses under the EIC Plan for Messrs. McGrath and Mohr will be based on the Company’s performance in 2006 in respect of (a) revenue; (b) branch contribution; and (c) adjusted EBITDA.  The Target Bonus for Mr. Payne will be based on the Company’s performance against the Company’s information technology and telecommunications budgets, implementation of  a new information technology software program, and the performance of other departments directly reporting to Mr. Payne.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

On Assignment, Inc.

Date: March 10, 2006	/s/ Peter T. Dameris
Peter T. Dameris
Chief Executive Officer and President